EXHIBIT 10.1.10

RESTRICTED STOCK AWARD AGREEMENT

This Agreement is entered into as of                          , 200     between Pope & Talbot, Inc., a Delaware corporation (the “Company”), and                      (“Recipient”).

On the date of this Agreement, the Compensation Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) approved the award of a restricted stock bonus to Recipient pursuant to Section VII(a) of the Company’s Employee Stock Option Plan (the “Plan”) and Recipient desires to accept the award subject to the terms and conditions of this Agreement.

NOW, THEREFORE, the parties agree as follows:

1. Award. Subject to the terms and conditions of this Agreement, the Company hereby grants to Recipient                      shares of Common Stock of the Company (the “Restricted Shares”). The Restricted Shares are subject to forfeiture to the Company as set forth in Section 2.

2. Forfeiture Restriction; Vesting. If the Recipient ceases to be employed by the Company for any reason or for no reason, with or without cause, any unvested Restricted Shares (excluding unvested shares that vest upon such termination of employment as described below) shall be forfeited to the Company.                      percent of the Restricted Shares shall vest on                          , 200     and on each of the next                      anniversaries of                          , 200     so that all of the Restricted Shares shall be vested by                          , 200    . All of the Restricted Shares shall immediately vest if (a) the Recipient ceases to be employed by the Company as a result of an Involuntary Termination (as defined below) within 18 months after a Change in Control (as defined below), (b) the Recipient ceases to be employed by the Company as a result of death or permanent and total disability (within the meaning of Section 22(e)(3) of the Internal Revenue Code of 1986), or (c) the Recipient is employed by the Company on his 65th birthday. Nothing contained in this Agreement shall confer upon Recipient any right to be employed by the Company or to continue to provide services to the Company or to interfere in any way with the right of the Company to terminate Recipient’s services at any time for any reason, with or without cause.

2.1 Involuntary Termination. For purposes of this Agreement, “Involuntary Termination” means the termination of Recipient’s employment with the Company:

(a) involuntarily upon Recipient’s discharge or dismissal (other than by reason of Recipient having engaged in fraud or in any other intentional misconduct adversely affecting the business reputation of the Company in a material manner), or

(b) voluntarily upon Recipient’s resignation following (i) a change in Recipient’s position with the Company which materially reduces Recipient’s duties or level of responsibility or which otherwise changes the level of management to which Recipient reports, (ii) a 20% or more reduction in Recipient’s level of compensation (including base salary, fringe benefits and target bonus under any incentive performance plan), or (iii) a change in Recipient’s place of employment which is more than fifty (50) miles from Recipient’s place of employment prior to the Change in Control, provided and only if such change or reduction is effected without Recipient’s written concurrence.

2.2 Change in Control. For purposes of this Agreement, “Change in Control” means:

(a) the successful acquisition by a person or a group of related persons, other than the Company or a person controlling, controlled by or under common control with the Company, of beneficial ownership (as determined pursuant to the provisions of Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities possessing more than twenty-five percent (25%) of the total combined voting power of the Company’s outstanding securities pursuant to a transaction or series of related transactions which the Board does not at any time recommend the Company’s shareholders to accept or approve,

(b) a change in the composition of the Board over a period of thirty-six (36) consecutive months or less such that a majority of the Board ceases, by reason of one or more contested elections for Board membership, to be comprised of individuals who either (i) have been members of the Board continuously since the beginning of such period or (ii) have been elected or nominated for election as Board members during such period by at least a majority of the Board members described in clause (i) who were still in office at the time such election or nomination was approved by the Board,

(c) the sale, transfer or other disposition of all or substantially all of the assets of the Company in complete liquidation or dissolution of the Company, or

(d) any merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of the Company’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction.

3. Restriction on Transfer. The Recipient shall not sell, assign, pledge, or in any manner transfer unvested Restricted Shares, or any right or interest in unvested Restricted Shares, whether voluntarily or by operation of law, or by gift, bequest or otherwise. Any sale or transfer, or purported sale or transfer, of unvested Restricted Shares, or any right or interest in unvested Restricted Shares, in violation of this Section 3 shall be null and void.

4. Tax Withholding. Recipient acknowledges that, at the time any portion of the Restricted Shares vests, the Value (as defined below) on that date of that portion of the Restricted Shares will be treated as ordinary compensation income for federal and state income and FICA tax purposes, and that the Company will be required to withhold taxes on these income amounts. For purposes of this Agreement, the “Value” of a Restricted Share on any date shall be equal to the closing market price for Company Common Stock on that date. Promptly following vesting, the Company will notify Recipient of the required withholding amount. Within 10 days of such notice, Recipient shall pay to the Company the required withholding amount in cash or by check.

5. Rights as Shareholder; Dividends. Upon the execution and delivery of this Agreement, the award of the Restricted Shares shall be completed and, except as limited by this Agreement, Recipient shall be the owner of the Restricted Shares with all rights of a shareholder, including the right to vote the Restricted Shares and to receive dividends payable with respect to the Restricted Shares. Until the Restricted Shares become vested, the Restricted Shares will not be treated as issued shares for tax purposes and dividends paid to Recipient with respect to unvested Restricted Shares will be treated for federal and state income and FICA tax purposes as ordinary compensation income subject to applicable withholding.

6. Stock Certificate. To secure the rights of the Company under Sections 2 and 4, the Company will retain the certificate or certificates representing the Restricted Shares. Upon any forfeiture of the Restricted Shares covered by this Agreement, the Company shall have the right to cancel the Restricted Shares in accordance with this Agreement without any further action by the Recipient. Upon any failure of the Recipient to pay required withholding under Section 4, the Company shall have the right to cancel vested Restricted Shares with a Value (as of the date the Company exercises this right) equal to the required withholding amount without any further action by the Recipient. After Restricted Shares have vested and all required withholding has been paid to the Company in connection with such vesting, the Company shall deliver a certificate for the vested Restricted Shares to the Recipient.

7. Additional Company Shares. If, prior to vesting of Restricted Shares, the outstanding Company Common Stock is increased as a result of a stock dividend or stock split, the restrictions and other provisions of this Agreement shall apply to any such additional shares of the Company Common Stock which are issued in respect of the Restricted Shares to the same extent as such restrictions and other provisions apply to the Restricted Shares.

8. Miscellaneous.

8.1 Entire Agreement; Amendment. This Agreement constitutes the entire agreement of the parties with regard to the subjects hereof and may be amended only by written agreement between the Company and Recipient.

8.2 Notices. Any notice required or permitted under this Agreement shall be in writing and shall be deemed sufficient when delivered personally to the party to whom it is addressed or when deposited into the United States Mail as registered or certified mail, return receipt requested, postage prepaid, addressed to the Company, Attention: Corporate Secretary, at its principal executive offices or to Recipient at the address of Recipient in the Company’s records, or at such other address as such party may designate by ten (10) days’ advance written notice to the other party.

8.3 Assignment; Rights and Benefits. Recipient shall not assign this Agreement or any rights hereunder to any other party or parties without the prior written consent of the Company. The rights and benefits of this Agreement shall inure to the benefit of and be enforceable by the Company’s successors and assigns and, subject to the foregoing restriction on assignment, be binding upon Recipient’s heirs, executors, administrators, successors and assigns.

8.4 Further Action. The parties agree to execute such further instruments and to take such further action as may reasonably be necessary to carry out the intent of this Agreement.

8.5 Applicable Law; Attorneys’ Fees. The terms and conditions of this Agreement shall be governed by the laws of the State of Oregon. In the event either party institutes litigation hereunder, the prevailing party shall be entitled to reasonable attorneys’ fees to be set by the trial court and, upon any appeal, the appellate court.

8.6 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

POPE & TALBOT, INC.

By
Title

RECIPIENT

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